Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

March 12, 2014

Dipexium Pharmaceuticals, Inc.

74 Broad Street

New York, New York 10004

Re:                             Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Dipexium Pharmaceuticals, Inc, a Delaware corporation (previously known as Dipexium Pharmaceuticals, LLC) (the “Company”), in connection with a Registration Statement (the “Registration Statement”), filed today by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) the Securities Act of 1933, as amended.

The Registration Statement and the related registration statement of the Company (File No. 333-193780) (collectively, the “Registration Statements”) relate to the registration of the sale by the Company of up to an aggregate of $37,950,000 worth of shares of the Company’s common stock, par value $0.001 per share (the “Shares”).  We understand that the Shares are to be sold to the underwriters named in the Registration Statements for resale to the public as described in the Registration Statements and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statements, to be entered into by and among the Company and such underwriters (the “Underwriting Agreement”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statements, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statements.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP